EXHIBIT 99.2

LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)
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                                                       Three Months Ended            Percentage Of
                                              ----------------------------------
                                                February 28         February 29      Dollar Change
                                                    2001               2000            Inc/(Dec)
                                              -----------------  ---------------     --------------
Revenues:
    Principal transactions                         $   998            $ 1,114
    Investment banking                                 483                602
    Commissions                                        278                229
    Interest and dividends                           4,981              4,313
    Other                                               12                 82
                                              -----------------  ---------------
           Total revenues                            6,752              6,340
    Interest expense                                 4,869              4,138
                                              -----------------  ---------------
           Net revenues                              1,883              2,202            (14)%
                                              -----------------  ---------------
Non-interest expenses:
    Compensation and benefits                          960              1,145
    Technology and communications                      112                 84
    Brokerage and clearance fees                        77                 58
    Business development                                50                 35
    Professional fees                                   47                 32
    Occupancy                                           41                 30
    Other                                               23                 24
                                              -----------------  ---------------

           Total non-interest expenses               1,310              1,408            (7)%
                                              -----------------  ---------------
Income from operations
  before taxes and dividends on trust
  preferred securities                                 573                794            (28)%
    Provision for income taxes                         172                239
    Dividends on trust preferred securities             14                 14
                                              -----------------  ---------------
Net income                                           $ 387              $ 541            (29)%
                                              -----------------  ---------------
   Preferred stock dividends                            12                 59
Net income applicable to
 common stock                                        $ 375              $ 482            (22)%
                                              =================  ===============


Earnings per common share
   Basic                                            $ 1.52             $ 1.96
                                              =================  ===============
   Diluted                                          $ 1.39             $ 1.84
                                              =================  ===============


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